EXHIBIT 99.1

MARGO CARIBE, INC.

PRESS RELEASE

NASDAQ SYMBOL: MRGO

FOR IMMEDIATE RELEASE	CONTACTS:	Juan B. Medina
President and
Chief Operating Officer

	Telephone:	(787) 883-2570 x. 1033

MARGO ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

Vega Alta, Puerto Rico, June 20, 2006 - Margo Caribe, Inc. (NASDAQ: MRGO) today announced that, effective June 15, 2006, Mr. Luis Carrasquillo resigned from his position as Chief Financial Officer of the Company. Mr. Carrasquillo’s resignation results from his decision to accept an offer with a local retailing company in Puerto Rico.

Mr. Spector commented, “I want to thank Luis for his contribution and loyalty to Margo during his employment with the Company and wish him success in his new endeavor.”

Following Mr. Carrasquillo’s resignation, José R. Vázquez, age 38, was appointed to the position of Vice President and Chief Financial Officer. After joining the Company in 2005, Mr. Vázquez served as Accounting Manager. Mr. Vázquez has also been actively involved in the Company’s financial reporting process. From 1996 to 2005, Mr. Vazquez worked in management positions in the Accounting Departments of several major manufacturing and distribution companies in Puerto Rico. From1993 to 1996, Mr. Vazquez was an Auditor at Coppers & Lybrand, currently PricewaterhouseCoopers LLP. Mr. Vázquez is a Certified Public Accountant and holds a bachelor’s degree and a Masters in Business Administration from the University of Puerto Rico.

As previously announced, the Company continues to work expeditiously to file the 2005 Form 10-KSB and the first quarter 10-QSB, and to become current in its filings with the Securities and Exchange Commission. The Company does not expect Mr. Carrasquillos’s resignation to significantly impact the Company’s previously announced timing for filing its delayed reports.

About Margo Caribe

Margo Caribe, Inc. is currently engaged in the business of growing and distributing a wide range of both indoor and outdoor tropical foliage and flowering plants in Puerto Rico and the northeast Caribbean. The Company is also engaged in the sale and manufacturing of lawn and garden products throughout Puerto Rico, the northeast Caribbean and the Southeast United States. In addition, the Company is in the process of securing permits for a residential project in Arecibo, Puerto Rico.

Forward-Looking Statements

This press release contains certain “forward looking statements” concerning Margo Caribe’s economic future performance. The words “expect,” “anticipate,” “hope” and similar expressions are meant to identify “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.

Margo Caribe cautions readers not to place undue reliance on any such “forward looking statements,” which speak only as of the date made and to advise readers that various factors, including regional and national economic conditions, natural disasters, competitive and regulatory factors, and legislative changes, could affect Margo Caribe’s financial performance and could cause Margo Caribe’s actual results for the future periods to differ materially from those anticipated or projected.

Margo Caribe does not undertake and specifically disclaims any obligation to update any “forward looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements.